Exhibit 99.1

Och-Ziff Capital Management Group LLC

Announces Appointment of Two New Directors and Departure of Two Directors

NEW YORK, June 24, 2011 — Och-Ziff Capital Management Group LLC (NYSE: OZM) (the “Company” or “Och-Ziff”) announced today that on June 22, 2011 its Board of Directors appointed J. Barry Griswell and Georganne C. Proctor as independent directors of the Company, effective immediately, and that Jeffrey R. Leeds and William C. Cobb have stepped down from the Board, effective June 23, 2011.

Mr. Griswell and Ms. Proctor each were appointed members of the Audit and Nominating, Corporate Governance and Conflicts Committees of the Board. Mr. Griswell was also appointed to the Compensation Committee, where he will serve as Chair. In addition, Allan S. Bufferd, who currently serves as Lead Independent Director, will serve as Chair of the Audit Committee and current independent director Jerome P. Kenney has joined the Audit Committee. Both Mr. Griswell and Ms. Proctor will serve as Class II directors until the Company’s 2012 annual meeting.

Daniel S. Och, Chairman and Chief Executive Officer of Och-Ziff said, “Barry and Georganne have strong business and financial experience as well as complementary leadership skills. These qualities, together with the independent perspective they bring to the Board, will be a significant asset for Och-Ziff.” Mr. Och added, “We extend to Bill and Jeff our appreciation for their valuable guidance and the key roles they played in our growth and success following the Company’s 2007 initial public offering. We wish them both the very best as they pursue their other professional and personal activities.”

Mr. Griswell is the former Chairman and Chief Executive Officer of Principal Financial Group, Inc., positions he held from 2002 to 2009 and 2000 to 2008, respectively. He remained a non-executive member of Principal Financial Group’s Board of Directors until 2010. Prior to joining Principal Financial Group in 1988, Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation. Mr. Griswell has been a member of the Board of Directors of National Financial Partners Corp. since 2010 and a member of the Board of Directors of Herman Miller, Inc. since 2004.

Ms. Proctor is the former Chief Financial Officer of TIAA-CREF, a position she held from 2006 to 2010. From 2003 to 2005, Ms. Proctor was Executive Vice President, Finance of Golden West Financial Corporation. Ms. Proctor served as Chief Financial Officer of Bechtel Group, Inc. from 1997 to 2002 and as a director of Bechtel from 1999 to 2002. Ms. Proctor has been a director of Redwood Trust, Inc. since 2006 and served on the Board of Directors of Kaiser Aluminum Corporation from 2006 to 2009.

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About Och-Ziff Capital Management Group LLC

Och-Ziff Capital Management Group LLC is one of the largest institutional alternative asset managers in the world with offices in New York, London, Hong Kong, Mumbai and Beijing. Och-Ziff’s funds seek to generate consistent, positive, risk-adjusted returns across market cycles with low volatility and low correlation to the equity markets, and with an emphasis on preservation of capital. Och-Ziff’s multi-strategy approach combines global investment strategies, including convertible and derivative arbitrage, credit, long/short equity special situations, merger arbitrage, private investments and structured credit. As of June 1, 2011, Och-Ziff had approximately $30.0 billion in assets under management. For more information, please visit Och-Ziff’s website at www.ozcap.com.

Investor Relations Contact:

Tina Madon

Managing Director

Head of Investor Relations

Och-Ziff Capital Management Group LLC

212-719-7381

investorrelations@ozcap.com

Media Relations Contact:

George Sard or Jonathan Gasthalter

Sard Verbinnen & Co

212-687-8080